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                                                                    Exhibit 99.1

WARNER CHILCOTT TO ISSUE $200 MILLION SENIOR NOTES

DUBLIN, Ireland and ROCKAWAY, N.J., Feb. 14/PRNewswire/--Warner Chilcott, plc (Nasdaq; WCRX - news) today announced that its wholly owned subsidiary, Warner Chilcott, Inc., has entered into an agreement for the issuance of $200 million of Senior Notes due 2008. This 144A transaction was managed by Credit Suisse First Boston, with CIBC World Markets and S.G. Cowen and Company participating as co-managers. The closing is scheduled for February 15, 2000.

Interest on the Notes will accrue at the rate of 12.625% per annum and will be payable semiannually commencing on August 15, 2000. The Notes will mature on February 15, 2008 but are redeemable by the Company after February 15, 2004. Payments under the Notes will be guaranteed by Warner Chilcott, plc. Proceeds of the Offering will be used primarily to fund the previously announced acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company.

Warner Chilcott is a developer and marketer of prescription pharmaceutical products in the United States, primarily focused on the women's health therapeutic category. Through its national sales force of over 260 representatives, Warner Chilcott markets branded pharmaceutical products directly to physician specialists across the country, particularly obstetrician/gynecologists and urologists. The Company's principal offices are in Dublin, Ireland and Rockaway, New Jersey.

Note:

Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements, including those relating to financial expectations for the fiscal year 2000 and beyond, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, including, but not limited to, the company's dependence on key products, risks associated with product development and manufacturing, the uncertainty of future financial results and fluctuations in operating results, dependence on the companies' acquisition strategy, new product introductions and other risks described from time to time in the companies' SEC filings. These forward-looking statements represent the judgment of the company, as of the date of this release, and the company disclaims any intent or obligation to update these forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10K for the year ended December 31, 1998 and Form 10Q for the quarter ended September 30, 1999.